Exhibit 10.2

AGREEMENT REGARDING PARTICIPATION IN THE

FLEETBOSTON SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AGREEMENT (the “Agreement”) is made by and between Bank of America Corporation, a Delaware corporation (“Bank of America”), and Brian T. Moynihan (“Executive”).

Statement of Purpose

Executive participates in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (the “SERP”). The parties desires to amend the SERP as to Executive’s participation thereunder to provide for the cessation of additional benefit accruals for Executive with respect to compensation and service for periods beginning after December 31, 2005.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Bank of America and Executive do hereby agree as follows:

1. SERP Amendment. The SERP is hereby amended with respect to Executive’s participation thereunder effective as of the date hereof by the addition of a new Subsection C to Appendix A of the SERP as follows:

“C. Cessation of Benefit Accruals

1. Background; Provisions Controlling. The Company and Brian T. Moynihan (“Executive”) have determined to cease additional benefit accruals under the Plan with respect to Executive’s Compensation and Credited Service for periods beginning after December 31, 2005. The purpose of this Subsection C is to set forth the terms and conditions of such cessation of benefit accruals, including without limitation setting forth (i) the amount of the benefit accrued under the Plan for Executive as of December 31, 2005 (the “Frozen SERP Benefit”) and (ii) the terms and provisions for the payment of such Frozen SERP Benefits following a subsequent termination of employment with the Company. The provisions of this Subsection shall control notwithstanding any provision of the Plan to the contrary.

2. Amount of Frozen SERP Benefit as of December 31, 2005. Executive’s Frozen SERP Benefit as of December 31, 2005 shall be expressed as a monthly retirement benefit in the form of a joint and seventy-five percent (75%) survivor annuity commencing as of the first day of the month after attaining age sixty (60) (Executive’s “Normal Retirement Date” for purposes of this Subsection) in an amount equal to Six Hundred Thirteen Thousand Seven

Hundred Eight Dollars ($613,708) per month, which Executive acknowledges equals the amount of Executive’s benefit under the Plan based on Executive’s Compensation (taking into account the target amount of Executive’s annual incentive award for performance during 2005) and Credited Service as of December 31, 2005 and estimated offsets for benefits accrued through December 31, 2005 under the Basic Plan and Retirement Income Assurance Plan.

3. Payment of Frozen SERP Benefits.

(a) Normal Form of Payment. Payment of Executive’s Frozen SERP Benefit shall be in the form of a joint and seventy-five percent (75%) survivor annuity if Executive is married on the date of termination of employment, or an actuarially equivalent ten-year certain and life annuity if Executive is not married on the date of termination of employment.

(b) Commencement. Subject to the provisions of Paragraph 3(c) of this Subsection, payment of Executive’s Frozen SERP Benefit shall commence in the applicable normal form of annuity as of the first day of the month following the date of Executive’s termination of employment with the Company, subject to the following adjustments for early or late commencement:

Adjustments for Early Commencement. If Executive’s Frozen SERP Benefit is to commence before Executive’s Normal Retirement Date, then the amount of the Frozen SERP Benefit shall be actuarially reduced to reflect the early commencement of such benefits.

Adjustments for Late Commencement. If Executive’s Frozen SERP Benefit is to commence after Executive’s Normal Retirement Date, then the amount of the Frozen SERP Benefit shall be actuarially increased to reflect the delayed commencement of such benefits.

(c) Optional Forms of Payment. In addition to the actuarially equivalent annuity options otherwise available under the Basic Plan, Executive may elect in accordance with the provisions of this subparagraph (c) one of the following optional forms of payment for Executive’s Frozen SERP Benefit:

(i)	a single lump sum payment;

(ii)	five (5) annual installments; or

(iii)	ten (10) annual installments.

The amount of a single lump sum payment shall be determined as follows depending on whether termination of employment occurs before or after Executive’s Normal Retirement Date:

Termination Before Normal Retirement Date. If the date of Executive’s termination of employment occurs before Executive’s Normal Retirement Date, the amount of the lump sum payment shall be equal to the actuarially equivalent present value of Executive’s Frozen SERP Benefit determined as of the date of termination of employment assuming Executive’s Frozen SERP Benefit is payable in the form of a deferred annuity commencing at Executive’s Normal Retirement Date.

Termination On or After Normal Retirement Date. If the date of Executive’s termination of employment occurs on or after Executive’s Normal Retirement Date, the amount of the lump sum payment shall be equal to the actuarially equivalent present value of Executive’s Frozen SERP Benefit determined as of the date of termination of employment assuming Executive’s Frozen SERP Benefit is payable in the form of an immediate annuity.

The amount of installment payments shall be based on the lump sum amount of the Frozen SERP Benefit as set forth above amortized as equal annual payments over the applicable payment period using for such purpose the interest rate specified in Paragraph 5 of this Subsection.

The single cash payment or initial installment payment, as applicable, shall be made as soon as administratively practicable after Executive’s date of termination of employment, and each subsequent installment payment (if applicable) shall be made on or around the anniversary of the first payment date.

An election for lump sum or installment form of payment under this subparagraph (c) shall be made on or before December 31, 2005, and shall be immediately effective. Executive may change the form of payment elected under this subparagraph (c), provided that (i) such election is made at least twelve (12) months prior to the date the payment would have otherwise commenced, (ii) the effect of such election is to defer commencement of such payments by at least five (5) years and (iii) such election does cause an acceleration of any portion of the payments.

To be effective, any election under this subparagraph (c) shall be made on such form, at such time and pursuant to such procedures as determined by the Personnel Group of the Company in its sole discretion from time to time.

4. Death Benefits.

(a) Death After Commencement of Benefits. If Executive dies after having commenced payment of Executive’s Frozen SERP Benefit, then payment of any benefits after such death shall be determined in accordance with the method of payment in effect. In that regard, if Executive was receiving installment payments under Paragraph 3(c) of this Subsection immediately prior to death, the remaining unpaid installments shall continue to be paid to Executive’s designated beneficiary.

(b) Death Before Commencement of Benefits. If Executive dies before having commenced payment of Executive’s Frozen SERP Benefit, then the actuarially equivalent present value of Executive’s Frozen SERP Benefit determined as of the date of death shall be payable to Executive’s designated beneficiary in a single lump sum payment as soon as administratively practicable after death. However, Executive may elect in accordance with such procedures as the Personnel Group of the Company may establish from time to time to have such death benefits payable to Executive’s designated beneficiary in five (5) or ten (10) annual installments (with the amount of each installment determined in accordance with the provisions of Paragraph 3(c) above) or in an actuarially equivalent single life annuity on the life of the designated beneficiary.

5. Actuarial Equivalency. For purposes of this Subsection, all determinations of actuarial equivalency shall based on the following mortality and interest assumptions:

Mortality: 1994 GAR Unisex Mortality Table

Interest: 4.90% per annum, compounded annually”

2. Miscellaneous.

(a) Conditions. This Agreement shall not become effective or enforceable unless and until it has been approved by the Compensation Committee of the Board of Directors of Bank of America.

(b) Entire Agreement. This Agreement contains the entire agreement between Bank of America and Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

(d) Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Bank of America has caused this instrument to be executed by its duly authorized officer, and Executive has hereunto set his hand, all on the 26th day of October, 2005.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
	Name:	J. Steele Alphin
	Title:	Corporate Personnel Executive

“Bank of America”

/s/ Brian T. Moynihan
Brian T. Moynihan

“Executive”